Exhibit 23.1

Onestop Assurance PAC
Co. Registration No.: 201823302D
10 Anson Road #21-14
International Plaza
Singapore, 079903
Email: audit@onestop-audit.com
Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on the Amendment No.2 to Form F-1 (Registration No. 333-290005) under securities Act of 1933 of our report dated September 3, 2025, with respect to the consolidated statements of financial positions of Kepler Group Limited and its subsidiaries (collectively, the “Group”) as of March 31, 2025 and 2024, the related consolidated statements of profit or loss, consolidated statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended March 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ OneStop Assurance PAC

Singapore

December 5, 2025